Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Talmer Bancorp, Inc., of our report dated March 27, 2014 with respect to the consolidated financial statements of Talmer Bancorp, Inc., which report appears in Talmer Bancorp Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ Crowe Horwath LLP

Grand Rapids, MI
April 3, 2014